Term sheet No. 1246B/A†
To underlying supplement No. 1 dated September 29, 2009,
product supplement B dated March 1, 2011,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated June 29, 2011; Rule 433

Accelerated Return Securities Linked to the iShares® MSCI Emerging Markets Index Fund due September 28*, 2012

The securities are designed for investors who seek a return at maturity of 300.00% of the appreciation (if any) of the iShares® MSCI Emerging Markets Index Fund (the “Fund”), up to a Maximum Return on the securities of between 20.00% and 23.00% (to be determined on the Trade Date). The securities do not pay coupons or dividends and investors should be willing to lose some or all of their investment if the Final Level is less than the Initial Level. Any payment at maturity is subject to the credit of the Issuer.

The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, London Branch, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG, London Branch to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG, London Branch were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities.

Terms and Conditions	Payoff Diagram
Issuer	Deutsche Bank AG, London Branch
Trade Date	July 26, 2011
Issue Date	July 29, 2011
Final Valuation Date††	September 25*, 2012
Maturity Date††	September 28*, 2012
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Fund	iShares® MSCI Emerging Markets Index Fund (Ticker: EEM UP)
Issue Price	100% of the Face Amount
Maximum Return	20.00% - 23.00% (to be determined on the Trade Date)
Participation Rate	300.00% upside participation
Fund Return	Final Level – Initial Level Initial Level
Initial Level	The Closing Price of the Fund on the Trade Date
Final Level	The Closing Price of the Fund on the Final Valuation Date
Closing Price	The closing price of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund
Listing	The securities will not be listed on any securities exchange.
CUSIP	2515A1 8Q 7
ISIN	US2515A18Q79
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
††Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

† This amended and restated term sheet amends and restates term sheet No. 1246B in its entirety. We refer to this amended and restated term sheet as “term sheet.”

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Fund:	iShares® MSCI Emerging Markets Index Fund (Ticker: EEM UP)
Issue Price:	100% of the Face Amount
Payment at Maturity:
If the Final Level is greater than the Initial Level, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount and the Fund Return multiplied by the Participation Rate, subject to the Maximum Return, calculated as follows:
$1,000 + ($1,000 x the lesser of the (i) Fund Return x Participation Rate and (ii) Maximum Return)
The maximum Payment at Maturity will equal between $1,200.00 and $1,230.00 (to be determined on the Trade Date) per $1,000 Face Amount of securities.
If the Final Level is equal to the Initial Level, you will be entitled to receive a cash payment equal to $1,000 per $1,000 Face Amount of securities.
If the Final Level is less than the Initial Level, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 x Fund Return)
You will lose some or all of your investment at maturity if the Final Level is less than the Initial Level. Any Payment at Maturity is subject to the credit of the Issuer.

Maximum Return:	20.00% - 23.00% (to be determined on the Trade Date)
Participation Rate:	300.00% upside participation
Fund Return:	Final Level – Initial Level Initial Level
Initial Level:	The Closing Price of the Fund on the Trade Date
Final Level:	The Closing Price of the Fund on the Final Valuation Date
Closing Price:	The closing price of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement
Trade Date:	July 26*, 2011
Final Valuation Date:	September 25*, 2012, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Maturity Date:	September 28*, 2012, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1 8Q 7
ISIN:	US2515A18Q79
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$	$
Total	$	$	$
(1)      For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

June 29, 2011

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

•
You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009: http://sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement B dated March 1, 2011: http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

•	Prospectus supplement dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

•
Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•
This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

•
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

•
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity Assuming a Range of Performance for the Fund?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance for the Index from -100.00% to +100.00% and assumes an Initial Level of 45.00 and a Maximum Return of 21.50%. The actual Initial Level and Maximum Return will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.
Hypothetical Final Level	Hypothetical Fund Return	Hypothetical Payment at Maturity	Hypothetical Return on Securities
90.00	100.00%	$1,215.00	21.50%
85.50	90.00%	$1,215.00	21.50%
81.00	80.00%	$1,215.00	21.50%
76.50	70.00%	$1,215.00	21.50%
72.00	60.00%	$1,215.00	21.50%
67.50	50.00%	$1,215.00	21.50%
63.00	40.00%	$1,215.00	21.50%
58.50	30.00%	$1,215.00	21.50%
54.00	20.00%	$1,215.00	21.50%
49.50	10.00%	$1,215.00	21.50%
48.23	7.17%	$1,215.00	21.50%
47.25	5.00%	$1,150.00	15.00%
45.00	0.00%	$1,000.00	0.00%
42.75	-5.00%	$950.00	-5.00%
40.50	-10.00%	$900.00	-10.00%
36.00	-20.00%	$800.00	-20.00%
31.50	-30.00%	$700.00	-30.00%
27.00	-40.00%	$600.00	-40.00%
22.50	-50.00%	$500.00	-50.00%
18.00	-60.00%	$400.00	-60.00%
13.50	-70.00%	$300.00	-70.00%
9.00	-80.00%	$200.00	-80.00%
4.50	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The price of the Fund increases from the Initial Level of 45.00 to a Final Level of 47.25, resulting in a Fund Return of 5.00%. Because the Fund Return multiplied by the Participation does not exceed the hypothetical Maximum Return of 21.50%, the investor will receive a Payment at Maturity of $1,150.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + ($1,000 x 5.00% x 300.00%) = $1,150.00

Example 2: The price of the Fund increases from the Initial Level of 45.00 to a Final Level of 54.00, resulting in a Fund Return of 20.00%. Because the Fund Return multiplied by the Participation exceeds the hypothetical Maximum Return of 21.50%, the investor will receive a Payment at Maturity of $1,215.00 per $1,000 Face Amount of securities, the maximum payment on the securities.

Example 3: The Final Level is equal to the Initial Level of 45.00, resulting in a Fund Return of 0.00%. Because the Final Level is equal to the Initial Level, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The price of the Fund decreases from the Initial Level of 45.00 to a Final Level of 40.50, resulting in a Fund Return of -10.00%. Because the Final Level of 40.50 is less than the Initial Level of 45.00, the investor will receive a Payment at Maturity of $900.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -10.00%) = $900.00

Selected Purchase Considerations

•
LIMITED APPRECIATION POTENTIAL — The securities provide the opportunity to enhance equity returns by multiplying a positive Fund Return by the Participation Rate of 300.00%, up to the Maximum Return on the securities of between 20.00% and 23.00%, resulting in a maximum Payment at Maturity of between $1,200.00 and $1,230.00 for every $1,000 Face Amount of securities. The actual Maximum Return will be determined on the Trade Date. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EMERGING MARKETS INDEX FUND — The return on the securities, which may be positive, zero or negative, is linked to the performance of the iShares® MSCI Emerging Markets Index Fund.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Index”).  The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

•
TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. Subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if on the issue date you had invested the face amount of your securities in shares of the Fund and sold those shares for their fair market value on the date your securities are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or in any of the components underlying the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay coupons or dividends and do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Fund. If the Final Level is less than the Initial Level, your investment will be fully exposed to the negative Fund Return. Under these circumstances, you will lose some, and could lose all, of your initial investment.

•
YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE MAXIMUM RETURN — If the Final Level is greater than the Initial Level, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the Face Amount, regardless of the appreciation in the Fund, which may be significant.  We refer to this percentage as the Maximum Return which will be between 20.00% and 23.00% (to be determined on the Trade Date). Accordingly, the maximum Payment at Maturity will be between $1,200.00 and $1,230.00 (to be determined on the Trade Date) for every $1,000 Face Amount of securities.

•
CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

•
ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agents’

commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

•
THE SECURITIES WILL NOT BE LISTED, AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

•
NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Fund or holders of shares of the Fund would have.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE FUND TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Fund to which the securities are linked.

•
POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the Issuer and the calculation agent for the securities. We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. In the event of any such market disruption event, we may use an alternate method to calculate the Closing Price of the Fund, including the Initial Level and Final Level. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG in these capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities, may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities.

•
OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities, and the calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the price of the Fund on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund;

•	the time remaining to maturity of the securities;

•
the dividend rate on the stocks held by the Fund (while not paid to holders of the securities, dividend payments on the stocks held by the Fund may influence the market price of the shares of the Fund and the market value of options on exchange traded fund shares and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component stocks underlying the Fund;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Fund;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Fund and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

•
FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the Fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Fund may differ from its NAV per share; the Fund may trade at, above or below its NAV per share.

•
ADJUSTMENTS TO THE FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI”). The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks composing the Fund. Any of these actions could cause or contribute to large movements in the prices of the component stocks held by the Fund, which could cause the price of the Fund shares to decline.

•
THE FUND AND THE INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

•
CURRENCY EXCHANGE RISK — Because the Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact such exchanged traded funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the Fund and have an adverse impact on the value of your securities.

•
NON-U.S. SECURITIES MARKETS RISKS — Because foreign companies or foreign equity securities held by the Fund may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

•
EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the Fund. The stocks held by the Fund include companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value and payment at maturity of your securities.

•
THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Index replicated by the Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Fund or the component stocks underlying the Index or any of the issuers of the component securities held by the Fund or underlying the Index. You, as an investor in the securities, should make your own investigation into the component securities held by the Fund or underlying the Index and the issuers of the component securities held by the Fund or underlying the Index. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index is involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

•
PAST PERFORMANCE OF THE FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Fund, the Index or of the component securities held by the Fund over the life of the securities may bear little relation to the historical prices of the Fund, the Index or the component securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Fund, the Index or the component securities held by the Fund.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The securities may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Fund;

•	You are willing to invest in the securities based on the indicated Maximum Return (the actual Maximum Return will be determined on the Trade Date) and Participation Rate;

•	You are willing to lose some or all of your initial investment if the Final Level is less than the Initial Level;

•	You are willing and able to hold the securities to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The securities may not be suitable for you if:

•	You do not seek an investment with exposure to the Fund;

•	You are unwilling or unable to hold the securities to maturity;

•	You seek an investment that is protected against the loss of your initial investment;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the daily Fund closing prices from June 23, 2006 through June 24, 2011.  The closing price of the Fund on June 24, 2011 was 45.50.  We obtained the Fund closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Fund. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 1.25% of the Face Amount per security. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of the pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for these offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in these offerings to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.